Exhibit 10.1
EXECUTIVE
SEVERANCE PAY PLAN
OF
KENVUE INC. AND U.S. AFFILIATED COMPANIES

Effective as of August 23, 2023 (“Effective Date”)

ARTICLE 1

General

1.1    Purpose – The Executive Severance Pay Plan of Kenvue Inc. and U.S. Affiliated Companies was established by Kenvue to provide severance pay and other benefits under certain circumstances to Eligible Employees whose employment with a U.S. Affiliated Company terminates as a result of a Severance Event described in Article 4.1a.

1.2    Funding – Plan benefits shall be paid from the general assets of Kenvue.

1.3    Effective Date – The Plan shall be effective as of August 23, 2023. The Plan shall supersede and replace all prior severance pay plans and any other policies or practices pertaining to severance pay in effect for Eligible Employees prior to the Effective Date. The Plan in effect as of an Eligible Employee’s Termination Date shall govern their eligibility to become a Participant and any benefits payable under the Plan.

ARTICLE 2

Definitions

2.1    Acquisition Position - A position with a purchaser or surviving business or a corporation, company or individual to which the business or a portion of the business (in whole or in part) is merged, divested, transferred, outsourced or otherwise sold or disposed in which, when compared to the individual’s position with a U.S. Affiliated Company immediately prior to the date of a sale (whether through asset or stock), merger, divestiture, transfer, consolidation, or outsourcing, of the business or a portion of the business (in whole or in part) to another corporation, company or individual, and as determined in the sole discretion of the Administrator:

a.The annual base pay (exclusive of bonus and/or Long-Term Incentive) is not reduced by more than 10%; and
b.For an office-based or remote employee, the assigned primary work address is not changed leading to the individual’s commute increasing by more than fifty (50) miles each way. Distance is determined by comparing the distance (using Google Maps as a general Directions methodology) from the individual’s primary residence to the new assigned primary work address v. the original assigned primary work address location.
c.For a field-based employee, the individual’s home is either:
•Inside their new assigned territory, or
•Less than fifty (50) linear miles from the workload epicenter of their new assigned territory.
“Acquisition Position” includes only these factors, and specifically does not require the position to have the same job title, job duties, manager, schedule (e.g., shift or number of hours), commute time, or benefits, or any other factors not specifically enumerated herein.

2.2    Administrator – The “Administrator” of the Plan is the Kenvue Administrative Committee.

2.3    Appeal – An “Appeal” is a request filed with the Administrator seeking review of the Claims Administrator’s denial of a Claim.

2.4    Base Pay – “Base Pay” is an Eligible Employee’s regular weekly base rate of pay in effect on the Eligible Employee’s Termination Date.

2.5    Cause – “Cause” shall be determined in the sole discretion of the Administrator and shall include, but not be limited to, one or more of the following reasons for an employee’s involuntary termination:

a.any act or omission by the employee resulting or intended to result in personal gain at the expense of a Kenvue Company;
b.the employee’s failure to satisfactorily perform the function of his or her job;
c.unacceptable conduct by the employee, including, but not limited to, fraud, breach of fiduciary duty, failure to abide by the policies, rules and procedures of a Kenvue Company (including, for example, the Kenvue Code of Conduct, and those policies relating to Kenvue Company benefits), insubordination, theft, dishonesty, breach of trust, violent acts or threats of violence, unauthorized possession of alcohol or controlled substances on the property of a Kenvue Company;
d.the use of a Kenvue Company’s property, facilities or services for unauthorized or illegal purposes;

e.deliberate acts contrary to the interests of a Kenvue Company, including, but not limited to, improper disclosure of confidential or proprietary or trade secrets of a Kenvue Company, or intellectual property that a Kenvue Company is under a duty to protect;
f.the employee’s violation of law or commission of an act of moral turpitude, whether or not performed in the workplace, which if generally known, would subject a Kenvue Company to ridicule or embarrassment;
g.job abandonment, or excessive tardiness or absenteeism; or
h.conduct considered by the Administrator to be detrimental to a Kenvue Company, or other circumstances as determined in the sole discretion of the Administrator.

If an employee is terminated from employment and it is subsequently determined that, by virtue of conduct or circumstances, arising either before or after the termination, the employee or former employee engaged in Cause or what would have constituted Cause, he or she shall be treated as having engaged in Cause, and the individual will be ineligible for benefits under the Plan. In such circumstances, in the event that Plan benefits have already been paid by Kenvue, Kenvue shall be entitled to recover any such benefits.

2.6    Change in Control Termination – A “Change in Control Termination” occurs when an Executive Officer experiences a Severance Event within twenty-four (24) months after a “change of control” (within the meaning of Kenvue’s Long-Term Incentive Plan, as it may be amended from time to time, or any successor plan).

2.7    Claim – A “Claim” is an application for benefits filed with the Claims Administrator by an individual who feels that they have not received benefits (in whole or in part) that they are allegedly entitled to under the Plan.

2.8    Claims Administrator – The “Claims Administrator” is the Global Head Health & Wellbeing, Mobility and Regional Total Rewards, Kenvue (or a successor to such role), or any other person, organization, or entity that has been designated by the Administrator to determine Claims under Article 7 hereto.

2.9    Comparable Position - A “Comparable Position” is a position in which, when compared to the individual’s position with a Kenvue Company immediately prior to the date of the offer of the position (or, if earlier, immediately prior to the Termination Date) and as determined in the sole discretion of the Administrator:

a.The annual base salary is not reduced by greater than 10%, or the pay grade is not lower; and
b.For an office-based or remote employee, the assigned primary work address is not changed (or fully remote alternate work arrangement is terminated) leading to the individual’s commute increasing by more than fifty (50) miles each way. Distance is determined by comparing the distance (using Google Maps as a general Directions methodology) from the individual’s primary residence to the new assigned primary work address v. the original assigned primary work address.
c.For a field-based employee, the individual’s home is either:
•Inside their new assigned territory, or
•Less than fifty (50) linear miles from the workload epicenter of their new assigned territory.

“Comparable Position” includes only these factors, and specifically does not require the position to have the same job title, job duties, manager, schedule (e.g., shift or number of hours), commute time, or benefits, or any other factors not specifically enumerated herein.

2.10    Eligible Employee – An “Eligible Employee” is a regular, full-time or part-time salaried, commissioned, or hourly employee of a U.S. Affiliated Company who is in a pay grade 41 or above. An employee’s full-time or part-time status shall be determined by the personnel practices and policies of the U.S. Affiliated Company employing the person. A “regular” employee shall mean an employee who is hired for an indefinite duration and who is on the regular payroll of a U.S. Affiliated Company. “Eligible Employee” shall in no event include an individual whose period of employment with a U.S. Affiliated Company is intended to be for a limited duration, including but not limited to, contractors, consultants, and project-specific positions.

A person retained to perform services for a Kenvue Company (whether for a definite or indefinite duration) who is classified by that company as a contingent worker, leased employee, fee-for-service worker, an independent contractor or a similar type of worker (rather than an employee) shall not be an Eligible Employee under the Plan, regardless of such person’s status under common law and regardless of whether the person is or has been determined by a government agency or board or a court or arbitrator or other third party to be an employee for any other purpose, including, but not limited to, for purposes of any employee benefit plan of a Kenvue Company (including the Plan) or for purposes of federal, state or local tax withholding, employment taxes or employment law, and regardless of whether such person is later retroactively reclassified as a common-law or other type of employee of a Kenvue Company during all or any part of such period pursuant to applicable law or otherwise. A person shall also not be an Eligible Employee under the Plan if that person is eligible for benefits, related to termination of employment, under a Related Company Severance Plan, or is a party to a written agreement or understanding with a Kenvue Company that either provides for severance or other payments in the event of the individual’s termination of employment or any other separation from service with a Kenvue Company or states that no such payments will be made in that event.

2.11    Employee Benefits Committee – The “Employee Benefits Committee” is a committee established by the Board of Directors of Kenvue and constituted to, among other tasks, amend and terminate the Plan in accordance with Article 9. The Employee Benefits Committee shall be governed by the terms of the Employee Benefits Committee Charter.

2.12    Executive Officers – “Executive Officers” are the employees designated as executive officers of Kenvue by its Board of Directors.

2.13    Good Reason – “Good Reason” means the occurrence of one or more of the following, without an Eligible Employee’s consent, whether or not tied to a change of control:

a.A greater than 10% decrease in the Eligible Employee’s base salary, other than where such reduction is part of a broad-based compensation reduction applicable to similarly situated employees;
b.A 50% or greater reduction (as determined by the Administrator’s sole discretion) in the Eligible Employee’s authorities, responsibilities and duties; or
c.The Eligible Employee’s assigned primary work address is changed (or company designated fully remote alternate work arrangement is terminated) leading to the individual’s commute increasing by more than fifty (50) miles each way. Distance is determined by comparing the distance (using Google Maps as a general Directions methodology) from the individual’s primary residence to the new assigned primary work address v. the original assigned primary work address.

For each of the events listed in this Article 2.13, such event(s) shall not constitute Good Reason unless an Eligible Employee provides written notice to the applicable Kenvue Company of the occurrence of such event within 30 days of the occurrence and the Kenvue Company does not cure such event within 30 days after receipt of such notice, and the Eligible Employee terminates employment within 30 days after the end of such cure period.

2.14    Kenvue Company – A “Kenvue Company” is (i) Kenvue or (ii) any other entity that is a direct or indirect subsidiary, related entity, or affiliate of Kenvue. A Kenvue Company shall also include any predecessor to such entity.

2.15    Kenvue – Kenvue Inc., a Delaware corporation.

2.16    Participant – A “Participant” is an Eligible Employee whose employment with a U.S. Affiliated Company is terminated as a result of a Severance Event and who meets the other eligibility conditions for the receipt of benefits under the Plan.

2.17    Plan – The “Plan” means the Executive Severance Pay Plan of Kenvue Inc. and U.S. Affiliated Companies as set forth herein and as amended from time to time.

2.18    Plan Sponsor – The “Plan Sponsor” is Kenvue.

2.19    Plan Year – A “Plan Year” is the calendar year.

2.20    Pre-Acquisition Employer – “Pre-Acquisition Employer” is the entity that employed a person immediately before such individual became an employee of a Kenvue Company as a result of an acquisition, merger, or other transaction between a Kenvue Company and such entity. In addition, for the purposes of Plan, the Johnson & Johnson family of companies are considered a Pre-Acquisition Employer for periods prior to August 23, 2023.

2.21    Proceeding – A “Proceeding” is any action under which an Eligible Employee or other person claims the right to receive Plan benefits, other than a Claim or an Appeal.

2.22    Related Company Severance Plan – A “Related Company Severance Plan” is any other plan, program, policy, employment agreement, or arrangement providing severance benefits that is maintained by or otherwise involves a Kenvue Company or a Pre-Acquisition Employer (or an affiliate thereof).

2.23    Separation Agreement and Release – A “Separation Agreement and Release” is a separation agreement that contains a general release of claims in favor of all Kenvue Companies and all related entities, affiliates, and persons, and such other terms and conditions as may be contained in a separation agreement required on a general basis or in a particular case by the U.S. Affiliated Company employing a particular Eligible Employee at the time his or her employment is terminated. A Separation Agreement and Release may consist of one or more separate documents and may require the execution of one or more supplemental releases. A Separation Agreement and Release shall not be effective under the Plan unless each component document has been properly executed and each document has become effective. The content of any particular Separation Agreement and Release and its terms and conditions shall be determined by and be subject to Article 4 and the business judgment of the U.S. Affiliated Company employing the Eligible Employee at the time his or her employment is terminated.

2.24    Severance Event – A “Severance Event” is an event which results in eligibility for benefits under the Plan, as defined in Article 4.1.a

2.25    Termination Date – The “Termination Date” is the date (i) designated by a U.S. Affiliated Company for an Eligible Employee on which such Eligible Employee will experience a termination of employment with the U.S. Affiliated Company as a result of a Severance Event, or (ii) on which an Eligible Employee’s employment is terminated for Good Reason. Notwithstanding the foregoing, with respect to any Eligible Employee, the U.S. Affiliated Company reserves the right, in its sole and absolute discretion, to change a previously designated Termination Date under (i) above, in which case the new date will be the Termination Date. An Eligible Employee's Termination Date shall occur on the last day of his or her employment with the U.S. Affiliated Company.

2.26    U.S. Affiliated Company – A “U.S. Affiliated Company” is a Kenvue Company that is organized under the laws of any State of the United States and has its principal place of business in the United States (including Puerto Rico and other U.S. territories), and either (i) is on the Kenvue benefits platform, or (ii) has adopted the Plan with the Administrator’s approval, as reflected in the Plan’s Records.

2.27    Years of Service – Subject to the exclusions in this Article 2.27, “Years of Service” means the whole number of service anniversaries achieved as of an Eligible Employee’s Termination Date since his or her date of hire with a Kenvue Company, and any Pre-Acquisition Employers, as adjusted by the Kenvue Company to reflect any applicable breaks in service rules of each respective U.S. Affiliated Company. Years of Service shall be measured in full years, and partial years shall be disregarded.

Years of Service shall in no event include the following:

a.Periods of employment for which an Eligible Employee has received severance payments under the Plan or a Related Company Severance Plan; and
b.Periods of employment that precede the date on which an Eligible Employee previously terminated employment with a Kenvue Company or a Pre-Acquisition Employer, provided the Eligible Employee was not eligible to receive severance pay under the Plan or a Related Company Severance Plan at the time of such termination.

Periods of service with a Pre-Acquisition Employer shall be included in an Eligible Employee’s Years of Service only if, and to the extent, approved by the applicable Kenvue Company and the Administrator. Notwithstanding anything contained herein to the contrary, an Eligible Employee’s Years of Service shall include his or her periods of continuous employment, if any, with Johnson & Johnson (or any of its subsidiaries or affiliates) immediately prior to the Effective Date, as determined by the Administrator. Pursuant to Article 6.4, the Administrator, or its representative, shall have the sole and binding authority to determine all questions regarding an Eligible Employee’s Years of Service, and such determination shall be final and binding for all purposes under the Plan.

ARTICLE 3

Eligibility for Participation

3.1    Eligibility Requirements – Eligibility for participation in the Plan is available to all Eligible Employees as defined in Article 2.10 on and after the Effective Date.

3.2    Cessation of Eligibility – Eligibility for participation in the Plan shall cease on the earliest to occur of: (i) the date on which an Eligible Employee ceases to be eligible to receive benefits pursuant to Articles 4.1b, 4.1c, or 5.6; (ii) the date on which the Plan terminates; or (iii) the date on which the Eligible Employee has received the full benefit payable under Article 5.

ARTICLE 4

Eligibility for Benefits

4.1    Conditions of Benefits Eligibility

a.An Eligible Employee may be eligible for the benefits provided in Article 5 if their employment is (i) involuntarily terminated by a Kenvue Company, or (ii) terminated by the Eligible Employee for Good Reason, in each case other than for the reasons outlined in subparagraph 4.1.b.
b.An Eligible Employee is not eligible for the benefits provided in Article 5 as a result of any one of the following events:
i.voluntary termination of employment by resignation (other than for Good Reason), retirement or otherwise (unless the Administrator in its sole discretion deems that severance benefits shall be payable under a voluntary workforce reduction program sponsored by a U.S. Affiliated Company that qualifies as a window program under Treasury Regulations Section 1.409A-1(B));
ii.the merger, divestiture, outsourcing or other sale (whether through asset or stock) or disposition of all or part of a business unit or the transfer of all or part of a business function to an unaffiliated entity if the Eligible Employee is offered an Acquisition Position with the unaffiliated entity;
iii.they receive a notice of termination of employment, but receive a subsequent offer of a Comparable Position with a Kenvue Company, or accept an offer of any position with a Kenvue Company, regardless of whether it is a Comparable Position;
iv.layoff with recall rights;
v.discharge for Cause; or
vi.for such other reasons as the Administrator, in its sole discretion, determines to be cause for denying or discontinuing benefits under the Plan.

c.    As a condition of eligibility for both the commencement and the continuation of the receipt of benefits under the Plan:
i.an Eligible Employee must not be conducting any work for a Kenvue Company, whether as an employee or non-employee worker (except for any assistance that may be requested by a Kenvue Company);
ii.it must not be determined that the Eligible Employee, or Participant (if benefits have commenced), engaged in Cause (in the Administrator’s sole determination) prior to his or her Termination Date, or violated the terms of their executed Separation Agreement and Release;
iii.an Eligible Employee must have fulfilled and be in compliance with all of his or her obligations to the Kenvue Companies, including but not limited to: (a) having returned all documents and other property related to any Kenvue Company, (b) being and remaining in full compliance with the confidentiality obligations and any non-solicitation and non-competition obligations that the Eligible Employee has with any Kenvue Company, and (c) not having any outstanding monetary obligation to any Kenvue Company (unless, in States in which such deductions are permissible, an agreement has been reached between the U.S. Affiliated

Company employing the Eligible Employee at the time of termination and the Eligible Employee for sufficient deductions to be taken from the benefits to pay the obligation in full); and
iv.with respect to the receipt of benefits under the Plan, an Eligible Employee must execute, and comply with all terms in, a Separation Agreement and Release containing a general release of claims in favor of all Kenvue Companies and related entities, affiliates, and persons, in an unaltered form satisfactory to the U.S. Affiliated Company employing the Eligible Employee at the time his or her employment is terminated, and the Separation Agreement and Release must become effective. In the exercise of its business judgment, the management of the U.S. Affiliated Company employing the Eligible Employee at the time of termination may also require in the Separation Agreement and Release that the Eligible Employee:

1.consult at reasonable times upon reasonable notice and to cooperate fully with any Kenvue Company in connection with any business matter, investigation or legal matter as to which the Eligible Employee may have relevant information and to do so without further compensation if Plan benefits are being paid at the time the assistance is provided;
2.not disparage any Kenvue Company or any related entity or person and/or not apply for future work with any Kenvue Company and waive any right to conduct such work; and
3.agree to such other terms and conditions as the management of the U.S. Affiliated Company employing the Eligible Employee at the time of termination, in the exercise of its business judgment, decides should be included in the Separation Agreement and Release it provides to the Eligible Employee.

d.    No individual shall be eligible for benefits under the Plan with respect to any period for which he or she is eligible to receive benefits under a Related Company Severance Plan. No provision of the Plan shall be interpreted to provide benefits under more than one severance plan for any period.

4.2    Determination of Eligibility

The Administrator shall, in its sole discretion, determine any factual questions concerning an Eligible Employee’s eligibility for or entitlement to benefits and shall have absolute discretion in interpreting and applying the terms of the Plan. The Administrator may also impose such other eligibility conditions on payment of benefits hereunder as it may deem advisable.

ARTICLE 5

Amount and Payment of Benefits

5.1    Severance Pay

a.Subject to the limitations outlined in the Plan, a Participant shall be eligible to receive severance pay benefits in accordance with the following Severance Pay Schedule:

SEVERANCE PAY SCHEDULE
	Non-Change of Control Termination	Change of Control Termination
CEO	2x annual Base Pay, plus 2x target cash bonus	2.5x annual Base Pay, plus 2.5x target cash bonus
Other Executive Officer	1.5x annual Base Pay, plus 1.5x target cash bonus	2x annual Base Pay, plus 2x target cash bonus
Pay Grades 41-	Two (2) weeks of Base Pay per Year of Service, subject to the below Minimums
Minimum Benefit:	Employee Typ	Weeks of Base
	Employees in Pay Grades 5	52 weeks
	Employees in Pay Grade 4	26 weeks

Each Participant shall be provided with, and must sign, a Separation Agreement and Release by the U.S. Affiliated Company employing him or her at the time of termination. The Separation Agreement and Release will become effective if it is executed and returned by the Participant within the time period specified therein and not revoked by the Participant within the period for revocation stated therein.

b.    Severance pay to a Participant hereunder will be reduced by the amount of any payment that the Participant is entitled to receive for the period during which severance pay would otherwise be payable to the Participant under the Plan: (i) under any confidentiality, non-solicitation and/or non-competition agreement the Participant has signed, (ii) as unemployment compensation, (iii) under any statutory pay-in-leu-of notice or severance requirement, or (iv) as any other type of wage replacement benefit to which the Participant is entitled by law, pursuant to the terms of a benefit plan or contract, or from a source to which a Kenvue Company contributes.

c.    If a Participant ceases to meet the applicable requirements for eligibility for or entitlement to the receipt of benefits under the Plan, no further payments will be made.

d.    Notwithstanding the above, the Plan recognizes Law 80 covering Participants in Puerto Rico whose employment is not terminated for “just cause” (as defined by Law 80), and all benefits under the Plan with respect to such terminations (if any) shall be in accordance with Puerto Rico Law 80. For the avoidance of confusion, Participants in Puerto Rico shall not be entitled to benefits in excess of what is provided for pursuant to Law 80.

5.2    Continued Health and Welfare Benefit Coverage

If a Participant is covered by a U.S. Affiliated Company’s medical, dental, or vision plan(s) (collectively referred to as the “Health Plan”) (i) as of the date the Participant is notified that their employment is being terminated as a result of a Severance Event, or (ii) as of the date an Eligible Employee gives notice of their intent to terminate their employment with Good Reason, the Participant and his or her eligible dependents who are covered under any such plan as of such notification will be entitled to continued participation, at the same contribution rate as paid by active employees of the U.S. Affiliated Company for such coverage, during the period over which severance payments are made, up to 52 weeks of continuing coverage.1 Participants’ contribution for any continuing benefit coverage (e.g., medical) will be deducted from the severance pay. Coverage will be on the same terms and conditions as in effect for similarly situated active employees of the U.S. Affiliated Company during such period of extended participation (including any applicable co-payments, deductibles and other out-of-pocket expenses). Notwithstanding the preceding, this coverage will terminate if the Participant becomes covered under another employer’s group health plan. Each Participant has an obligation to immediately notify the Administrator of his or her becoming eligible for any group health coverage with another employer during the period for which the Participant is receiving continuing benefit coverage hereunder.

The coverage described in the preceding paragraph will not be treated as continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for purposes of determining the maximum period of continuation coverage required under COBRA or other applicable law. Following the period of extended coverage, the Participant may be able to continue his or her medical, dental, or vision coverage in accordance with COBRA and the terms of the applicable plan.

5.3    Outplacement Benefits

A Participant may be eligible to receive outplacement assistance benefits at a level determined by any Kenvue outplacement benefit contract it has in place from time to time.

5.4    Other Benefits

A Participant’s eligibility, if any, for other benefits while severance pay is being received will be determined in accordance with the terms of the official plan documents concerning those benefits.

1 Participants who receive a lump severance payment in connection with a Change in Control Termination will receive 52 weeks of continuing coverage.

5.5    Schedule and Timing of Severance Pay Payments

Except as otherwise provided below, severance pay shall be paid in installments at the Participant’s last regular base pay rate per payroll period, until all benefits have been paid, and, to the extent practicable, shall be paid on Kenvue’s normal payroll dates commencing as soon as practicable after Kenvue receives an effective Separation Agreement and Release.

For Executive Officers, severance pay shall be paid in equal installments over the period of time corresponding to their severance pay eligibility, and, to the extent practicable, shall be paid on Kenvue’s normal payroll dates commencing as soon as practicable after Kenvue receives an effective Separation Agreement and Release.

If a Participant experiences a Change in Control Termination, severance pay shall be paid in a lump sum as soon as practicable after Kenvue receives an effective Separation Agreement and Release. Notwithstanding the foregoing, any amounts payable hereunder that are not exempt from Section 409A shall be paid in installments in accordance with the preceding paragraph if the change of control does not qualify as a “change in control event” within the meaning of Section 409A.

5.6    Cessation of Benefits

Cessation of benefits shall occur on the earliest of (i) the date on which a Participant has received the full benefit payable under Article 5.1; (ii) the date on which benefit payments have been discontinued due to failure to abide by a condition imposed by Article 4.1 or payments have otherwise ceased or been offset under the terms of the Plan; or (iii) the date on which the Plan terminates.

5.7    No Vested Rights

Nothing in the Plan shall be construed as giving any Eligible Employee, Participant or beneficiary a nonforfeitable or vested right to any benefits hereunder.

5.8    Time Limits Affecting Benefit Entitlement

Prior to commencing a Proceeding asserting a claim of entitlement to Plan benefits, an Eligible Employee must file with the appropriate decision maker both a Claim and an Appeal that are timely under Article 7.1. Any Proceeding asserting a claim of entitlement to Plan benefits must be commenced within 180 days after the date on which the Administrator issues its decision on the Eligible Employee’s Appeal. The failure either (i) to submit both a timely Claim and a timely Appeal, or (ii) to commence a Proceeding within the time period provided for in this Article 5.8 will result in the loss of any otherwise existing right to contested Plan benefits.

5.9    Death of Participant

If a Participant dies prior to payment of all severance pay due under the Plan, the Participant’s surviving spouse, domestic or civil union partner, or estate (if the Participant is unmarried or does not have a surviving spouse or domestic or civil union partner) shall be entitled to receive the balance of the severance pay (payable in a lump sum), but all other benefits under Articles 5.2, 5.3, and 5.4 shall cease upon the Participant’s death, except to the extent otherwise provided in the applicable plan or as required by law.

ARTICLE 6

Administration

6.1    The Employee Retirement Income Security Act of 1974

The Plan is a welfare plan as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

a.Receive Information About the Plan and Benefits

Examine, without charge, at the Administrator's office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan's annual financial report (if any). The Administrator is required by law to furnish each participant with a copy of this summary annual report (if any).

b.    Prudent Actions by Plan Fiduciaries

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

c.    Enforcement of Rights

If a Claim for a welfare benefit is denied or ignored, in whole or in part, the claimant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if an individual requests a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide materials and pay up to $110 a day until the individual receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Claim is denied or ignored, in whole or in part, after exhausting all administrative steps outlined in the Plan, individuals may file suit in a state or federal court. If an individual is discriminated against for asserting their rights, they may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If an individual is successful, the court may order the entity sued to pay these costs and fees. If an individual loses, the court may order them to pay these costs and fees, for example, if it finds the claim is frivolous.

d.    Assistance with Questions

Questions about the Plan should be directed to the Administrator. Questions about this statement or about rights under ERISA, or if assistance is needed in obtaining documents from the Administrator, contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Additional information about rights and responsibilities under ERISA can also be obtained by calling the publications hotline of the Employee Benefits Security Administration.

6.2    Plan Sponsor

Sponsor: Kenvue Inc. is the Plan’s Sponsor

Address:
199 Grandview Road
Skillman, New Jersey 08558
Telephone: (908) 874-1200

EIN: 88-1032011

Plan Number: 520

6.3    Named Fiduciary and Plan Administrator

The Administrator shall be the “Named Fiduciary” within the meaning of Section 402(a) of the Employee Retirement Income Security Act of 1974, as amended, and shall carry out the duties of the “Administrator” of the Plan as required by ERISA. The Administrator shall have the responsibilities and powers set forth in this Article 6.

Address: 199 Grandview Road
Skillman, New Jersey 08558
Telephone: (908) 874-1200

6.4    Powers and Duties of the Administrator

The Administrator, or its duly authorized representatives, shall have the authority to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to carry out its functions hereunder, whether or not such rights and powers are specifically enumerated herein. Without limiting the generality of the foregoing, and in addition to other powers set forth in the Plan, the Administrator shall have the following express authority:

a.To have the sole and complete discretion to construe and interpret the Plan, to resolve ambiguities and inconsistencies, to decide all questions concerning Base Pay, Years of Service, eligibility for participation and entitlement to benefits, and to decide any other questions concerning the interpretation or application of Plan terms;

b.To prescribe procedures to be followed by Eligible Employees for applying for benefits hereunder;

c.To prepare and distribute, in such manner as it determines to be necessary or appropriate, information relating to the Plan;

d.To receive from any Kenvue Company and from Eligible Employees such information as shall be necessary for proper administration of the Plan;

e.To consult with counsel, accountants, actuaries, or other advisors (who may also be advisors for any Kenvue Company in the discharge of its responsibilities); and

f.To delegate its authorities and discretion hereunder.

All determinations made by the Administrator (or, where applicable, the Claims Administrator, or any duly authorized delegee of the Administrator) with respect to any matter arising under the Plan shall be final and binding on the Eligible Employee, Participant, beneficiary, and all other parties affected thereby. Neither the Plan Sponsor, the Claims Administrator, nor the Administrator, nor any individual serving in such capacity, shall be liable to anyone in making a determination of facts hereunder, with respect to any such matters as may arise, in the administration of the Plan.

6.5    Administrator as Eligible Employee and Participant

The Administrator may be an Eligible Employee and Participant but it shall not make any discretionary decision or take any actions affecting themselves as an Eligible Employee or Participant, unless such decision or action is upon a matter that affects all other similarly situated Eligible Employees or Participants, and confers no special right, benefit, or privilege on the Administrator not simultaneously conferred upon all other similarly situated Eligible Employees or Participants.

6.6    Records and Reports

The Administrator shall take any actions it deems necessary or appropriate to comply with laws and regulations relating to maintenance of records, notification to Participants and Eligible Employees, reports to the United States Department of Labor, and all other requirements applicable to the Plan. The records of the applicable Kenvue Company with respect to Years of Service, employment history, Base Pay, and all other relevant matters shall be conclusive for all purposes of the Plan.

ARTICLE 7

Claims and Appeals

7.1    Claim and Appeal Procedures

a.An individual who becomes a Participant will automatically receive benefits to which they are entitled under the Plan. If an individual (or his or her duly authorized representative) feels they have not been provided with all benefits to which they are eligible under the Plan, they may assert a claim for eligibility under the Plan, or for Plan benefits by filing with the Claims Administrator a signed written Claim that is timely (as described in this Article 7.1a), that specifically identifies the basis for eligibility, or Plan benefits claimed, and that describes all facts and circumstances entitling the individual to eligibility, or Eligible Employee to payment of those benefits. In the event an individual or Eligible Employee has not received a Separation Agreement and Release providing for the payment of Plan benefits (or has received a Separation Agreement and Release that provides for the payment of Plan benefits in an amount that is less than the amount he or she believes to be due) and believes that they are eligible to participate in the Plan and for such benefits, the individual or Eligible Employee must file a Claim with the Claims Administrator within one hundred-eighty (180) days after the alleged Severance Event. In all other cases, the Eligible Employee must file a Claim with the Claims Administrator no later than one hundred-eighty (180) days after the date on which payments under the Plan were discontinued or reduced.

b.The Claims Administrator shall notify the individual or Eligible Employee of its decision within ninety (90) days after receipt of a Claim or, if special circumstances exist, within one hundred-eighty (180) days of receipt of the Claim. If the Claim is denied in whole or in part, the Claims Administrator’s notice of denial shall be in writing and shall give:

i.the specific reasons for denial with specific reference to pertinent Plan provisions upon which the denial was based;

ii.a description of any additional materials or information necessary for the individual or Eligible Employee to perfect the Claim and an explanation of why the materials or information are necessary; and

iii.an explanation of the Plan’s Appeal procedure.

c.     For a period of sixty (60) days after receiving the Claims Administrator’s notice of denial, an individual or Eligible Employee or his or her duly authorized representative may:

i.obtain and review pertinent documents; and

ii.submit a written Appeal to the Administrator for review of the denial.

d.    An individual or Eligible Employee submitting an Appeal shall be allowed to submit issues and comments in writing to the Administrator.

e.    The Administrator shall afford any individual or Eligible Employee requesting an Appeal a full and fair review of the decision denying the individual or Eligible Employee’s

Claim; and the Administrator in its sole discretion, may hold a hearing to review any or all issues raised by the individual or Eligible Employee on Appeal. The Administrator shall issue a written decision to the individual or Eligible Employee on the Appeal within sixty (60) days after receipt of the Appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, in which case a decision shall be rendered as soon as possible but no later than one hundred-twenty (120) days after the filing of the Appeal). In the event of an adverse decision, the Administrator’s decision shall give specific reasons for the decision, written in a manner calculated to be understood by the individual or Eligible Employee and shall include specific references to the pertinent Plan provisions upon which the decision is based.

ARTICLE 8

Miscellaneous

8.1    No Guarantee of Employment, Etc.

Neither the creation of the Plan nor anything contained herein shall be construed as giving any employee any right to remain in the employ of any Kenvue Company (or otherwise alter the employment at will relationship), any equitable or other interest in the assets, business, or affairs of any Kenvue Company, or any right to challenge any action taken or policy adopted or pursued by any Kenvue Company.

8.2    Controlling Law

The terms of the Plan and the rights and duties of all parties hereto or persons affected hereby shall be construed and determined according to ERISA to the extent applicable. It is intended that the Plan shall be an employee welfare benefit plan as described in Section 3(1) of ERISA. In the event of any ambiguity in the Plan, the interpretation of the Plan shall be within the sole discretion of the Administrator, and its interpretation shall be binding for all purposes.

8.3    Severability

If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal and invalid provision were not included.

8.4    Plan Document

This document shall constitute both the plan document and summary plan description and shall be distributed to all Eligible Employees in this form.

ARTICLE 9

Amendment and/or Termination

9.1    Right to Amend or Terminate

The Employee Benefits Committee reserves the absolute right to amend or terminate the Plan, at any time and in whole or in part, without prior consultation or notice to Eligible Employees and Participants of the Plan. Except as provided in this Article 9, no employee, officer, or director of a Kenvue Company has the authority to alter, vary, or modify the terms of the Plan. No verbal or written representations contrary to the terms of the Plan (including any written amendments) shall be binding upon the Plan, the Plan Sponsor, or any other Kenvue Company.

9.2    Termination or Amendment Procedure

The right to amend or terminate the Plan may be exercised by resolution, amendment or other approval adopted by the Employee Benefits Committee or by its duly authorized representatives.

ARTICLE 10

Internal Revenue Code Section 409A

10.1    General. This Article 10 is intended to ensure that the terms of the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”). The provisions of this Article 10 and any other section of the Plan that applies to the payment of benefits, shall be limited to those terms permitted under Section 409A. Any terms of the Plan that are not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

10.2    Payment of Plan Benefits. In addition to the conditions for benefit eligibility set forth in Article 4.1, an Eligible Employee shall not be entitled to a payment of benefits under the Plan unless the termination of employment with a U.S. Kenvue Company constitutes a “Separation from Service” within the meaning of Treasury Regulations Section 1.409A-1(h) and other applicable rules under Section 409A. Subject to the limitations applicable to Specified Employees set forth in this Article 10, a Participant’s benefit under the Plan shall be paid on the Participant’s normal payroll dates commencing as soon as practicable within the 60-day period beginning after the Participant’s Separation from Service. In no event shall the Participant (or the Participant’s beneficiary in the event of the Participant’s death) have any influence on any determination as to the tax year in which the benefit is paid. Without limiting the generality of the foregoing, if a Separation Agreement and Release could become effective in a calendar year subsequent to a Participant’s Termination Date (depending on when the Participate executes a Separation Agreement and Release), then no amounts payable under the Plan that are subject to Section 409A shall be paid prior to January 1 of the subsequent calendar year.

10.3    Right to Separate Payments – Short-Term Deferrals. Each installment of a Participant’s severance pay under the Plan shall be treated as a separate payment for purposes of Section 409A. Consequently, a Participant’s severance pay under the Plan shall be treated as a series of separate payments and not a single payment of the aggregate amount. Each separate payment that is required to be paid and is actually paid during the Short-Term Deferral Period is intended to be exempt from the requirements of Section 409A under the exemption applicable to short-term deferrals. For purposes of the Plan, the Short-Term Deferral Period shall be the period beginning on the date of the Participant’s Separation from Service and ending on the date that is 2-1/2 months after the end of the taxable year in which the Participant’s Separation from Service occurred.

10.4    Severance Pay Exemption. It is intended that payments under the Plan that must be paid and that are actually paid after the Short-Term Deferral Period shall be exempt from Section 409A to the extent that such payments (i) do not exceed two times the lesser of (A) the Participant’s total annual compensation based on the Participant’s annual rate of pay for the prior taxable year (adjusted for any increases that were expected to continue indefinitely); or (B) the limitation under Code Section 401(a)(17) for the year of the Participant’s Separation from Service within the meaning of Section 409A, and (ii) are paid in full no later than December 31 of the second year following the year of the Participant’s Separation from Service.

10.5    Limitation for Specified Employees. No portion of any payment under the Plan that is not exempt from Section 409A under Section 10.3 or 10.4, above, shall be made to a Specified Employee (as defined in Section 409A) before the expiration of the six-month period specified in Code Section 409A(a)(2) and the regulations thereunder. Any payment that would have been paid to a Specified Employee but for the six-month delay imposed by this Section 10.5 shall be paid during the seventh month after the Specified Employee’s Separation from Service, or if earlier, the date of the Specified Employee’s death.

ARTICLE 11

Internal Revenue Code Section 280G

11.1    Benefit Limitations. Any severance payments or benefits to which a Participant becomes entitled under the Plan, together with any other payments or benefits in the nature of compensation to which he or she may become entitled pursuant to any other plan, agreement or arrangement of Kenvue or its affiliates that would constitute a “parachute payment” under Section 280G of the Code (such payments and benefits, the “Payments”), shall be subject to the following limitation (the “Benefit Limitation”):

a.    If the parachute value of the Payments, as calculated in accordance with the parachute payment determination and valuation provisions of Section 280G of the Code and the applicable Treasury Regulations thereunder, exceeds the greatest amount of Payments that could be paid to the Participant or for the Participant’s benefit without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to the Participant or for the Participant’s benefit shall not exceed the amount which produces the greatest after-tax benefit to the Participant after taking into account any Excise Tax to be payable by the Participant. For the avoidance of doubt, this provision shall reduce the amount of Payments otherwise payable to the Participant or for the Participant’s benefit, if doing so would place the Participant in a more favorable net after-tax economic position as compared with not reducing the amount of Payments (taking into account the Excise Tax payable in respect of such Payments).

b.    All calculations required under this Article 11 shall be made by an independent nationally recognized certified public accounting firm (the “Auditor”) selected by Kenvue prior to the applicable change of control, and the fees of such Auditor shall be paid by Kenvue. Unless the Participant agrees otherwise in writing, the Auditor selected by Kenvue shall be a nationally recognized United States certified public accounting firm that has not during the two years preceding the date of its selection, acted in any way on behalf of Kenvue. The required calculations shall be provided to the Participant and Kenvue within ten (10) business days following the Participant’s Termination Date under circumstances entitling the Participant to severance benefits under the Plan and within ten (10) days following the occurrence of any event triggering a parachute payment for the Participant.

c.    If a reduction in the Payments is required pursuant to the Benefit Limitation imposed under this Article 11, then such reduction shall be effected in the following order: first, the Participant’s cash severance payments under Article 5 of the Plan shall be reduced (with such reduction to be applied pro-rata to each such payment and without any change to the payment dates), then the amount of Kenvue’s contribution to the Participant’s continued Health Plan coverage shall be reduced, and finally any accelerated vesting of the Participant’s equity awards under one or more of Kenvue’s stock compensation plans, including (without limitation) the Long Term Incentive Plan, shall be reduced (based on the amount of the parachute payment calculated for each such award in accordance with the Treasury Regulations under Code Section 280G), with such reduction to occur in the same chronological order in which those awards were made; provided, that, in no event may the Payments be reduced in a manner that would subject the Participant to additional taxation under Section 409A of the Code.